                                                                  Execution Copy



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                        PURCHASE AND ASSUMPTION AGREEMENT


                                     BETWEEN


                           TRACY FEDERAL BANK, F.S.B.

                                       AND

                            CONTINENTAL PACIFIC BANK

                                      DATED

                                      AS OF

                                  MAY 14, 1996










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

                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----

1.   Terms of Purchase  . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     (a)  Purchase and Sale of Assets   . . . . . . . . . . . . . . . . . . .  1
     (b)  Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     (c)  Assumption of Liabilities   . . . . . . . . . . . . . . . . . . . .  3
     (d)  Payment for Assumption of Deposits  . . . . . . . . . . . . . . . .  4
     (e)  Proration of Expenses   . . . . . . . . . . . . . . . . . . . . . .  5
     (f)  Assumption of IRA Deposits  . . . . . . . . . . . . . . . . . . . .  5
     (g)  Assumption of Keogh Deposits  . . . . . . . . . . . . . . . . . . .  6
     (h)  Post-Closing Adjustment Relating to Fixed Assets  . . . . . . . . .  6
     (i)  Allocation of Consideration   . . . . . . . . . . . . . . . . . . .  6
     (j)  Escheatable Deposits  . . . . . . . . . . . . . . . . . . . . . . .  6
     (k)  Maintenance of Records  . . . . . . . . . . . . . . . . . . . . . .  6
     (l)  IRA and Keogh Accounts  . . . . . . . . . . . . . . . . . . . . . .  7
     (m)  Negotiable Instruments  . . . . . . . . . . . . . . . . . . . . . .  7
     (n)  Leasing of Furniture, Fixtures and Equipment  . . . . . . . . . . .  7
     (o)  Special SAIF Assessment   . . . . . . . . . . . . . . . . . . . . .  7

2.   Lease; Conveyance of Personal Property   . . . . . . . . . . . . . . . .  8
     (a)  Lease   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     (b)  Personal Property   . . . . . . . . . . . . . . . . . . . . . . . .  8
     (c)  Cash on Hand  . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     (d)  Preliminary Environmental Assessment Report   . . . . . . . . . . .  8

3.   Assumption of Deposit Liabilities and Related Assets   . . . . . . . .   10
     (a)  Deposit Liabilities   . . . . . . . . . . . . . . . . . . . . . .   10
     (b)  Related Assets and Obligations  . . . . . . . . . . . . . . . . .   10
     (c)  Overdrafts  . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

4.   Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

5.   Conversion of Accounts and Notices to Customers and Other Agreements     12
     (a)  Generally   . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
     (b)  Excluded Property   . . . . . . . . . . . . . . . . . . . . . . .   12
     (c)  Signs   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
     (d)  Employee Training   . . . . . . . . . . . . . . . . . . . . . . .   12
     (e)  Data Processing Tapes and File Packages   . . . . . . . . . . . .   13
     (f)  Statement of Accounts   . . . . . . . . . . . . . . . . . . . . .   13
     (g)  Account Histories; Checks   . . . . . . . . . . . . . . . . . . .   13
     (h)  Payment Items   . . . . . . . . . . . . . . . . . . . . . . . . .   13
     (i)  Notification of Customers   . . . . . . . . . . . . . . . . . . .   13
     (j)  Customer Names and Addresses  . . . . . . . . . . . . . . . . . .   14
     (k)  Direct Deposits and Direct Debits   . . . . . . . . . . . . . . .   14

     (l)  Account Access  . . . . . . . . . . . . . . . . . . . . . . . . .   15
     (m)  Interest Reporting and Withholding  . . . . . . . . . . . . . . .   15
     (n)  Transfer of Unclaimed Property  . . . . . . . . . . . . . . . . .   16
     (o)  Returned Items  . . . . . . . . . . . . . . . . . . . . . . . . .   16
     (p)  IRA Reporting   . . . . . . . . . . . . . . . . . . . . . . . . .   17
     (q)  Taxes and Certain Other Charges   . . . . . . . . . . . . . . . .   17
     (r)  Security of Persons and Property  . . . . . . . . . . . . . . . .   17
     (s)  Record Keeping and Access to Information  . . . . . . . . . . . .   17
     (t)  Performance of Liabilities  . . . . . . . . . . . . . . . . . . .   18
     (u)  Cooperation on Certain Tax Matters  . . . . . . . . . . . . . . .   18
     (v)  Consent of Third Parties  . . . . . . . . . . . . . . . . . . . .   18
     (w)  Further Assurances  . . . . . . . . . . . . . . . . . . . . . . .   18

6.   Announcement; Access   . . . . . . . . . . . . . . . . . . . . . . . .   19

7.   The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

8.   Post-Closing Adjustments   . . . . . . . . . . . . . . . . . . . . . .   20

9.   Conduct of Business Prior to Closing   . . . . . . . . . . . . . . . .   20

10.  Confidentiality, Nondisclosure and No Solicitation By Buyer  . . . . .   22

11.  Representations and Warranties   . . . . . . . . . . . . . . . . . . .   22

12.  Conditions to Obligations of Buyer   . . . . . . . . . . . . . . . . .   29
     (a)  Corporate Approval  . . . . . . . . . . . . . . . . . . . . . . .   29
     (b)  Performance of Obligations  . . . . . . . . . . . . . . . . . . .   29
     (c)  Absence of Litigation   . . . . . . . . . . . . . . . . . . . . .   29
     (d)  Lease   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
     (e)  Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . . . .   29
     (f)  Material Adverse Changes  . . . . . . . . . . . . . . . . . . . .   29
     (g)  Delivery of Records of Closing  . . . . . . . . . . . . . . . . .   29
     (h)  Consent of Third Parties  . . . . . . . . . . . . . . . . . . . .   30

13.  Conditions to Obligations of Tracy   . . . . . . . . . . . . . . . . .   30
     (a)  Corporate Approval  . . . . . . . . . . . . . . . . . . . . . . .   30
     (b)  Absence of Litigation   . . . . . . . . . . . . . . . . . . . . .   30
     (c)  Performance of Obligations  . . . . . . . . . . . . . . . . . . .   30
     (d)  Consent of Third Parties  . . . . . . . . . . . . . . . . . . . .   30
     (e)  Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . . . .   30

14.  Conditions to Obligations of Both Parties  . . . . . . . . . . . . . .   30
     (a)  Bank Regulatory Approvals   . . . . . . . . . . . . . . . . . . .   30
     (b)  Cooperation With Respect to Regulatory Approvals  . . . . . . . .   30
     (c)  Other Governmental Approvals  . . . . . . . . . . . . . . . . . .   31

15.  Employees and Employee Related Matters   . . . . . . . . . . . . . . .   31

16.  Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

17.  Post-Closing Records   . . . . . . . . . . . . . . . . . . . . . . . .   32

18.  Agreement Not to Solicit   . . . . . . . . . . . . . . . . . . . . . .   33

19.  Acquisition Proposals  . . . . . . . . . . . . . . . . . . . . . . . .   33

20.  Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34

21.  Indemnification Procedures   . . . . . . . . . . . . . . . . . . . . .   34

22.  Use of Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

23.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

24.  Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

25.  Modification, Waivers, Readings  . . . . . . . . . . . . . . . . . . .   37

26.  Successors and Assigns   . . . . . . . . . . . . . . . . . . . . . . .   37

27.  Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

28.  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

29.  Time is of the Essence   . . . . . . . . . . . . . . . . . . . . . . .   37

30.  Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

31.  Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

                                    EXHIBITS

Exhibit A - Certain Assets
Exhibit B - Contractual Obligations
Exhibit C - Bill of Sale and Inventory
Exhibit D - General Assignment
Exhibit E - Deposits
Exhibit F - Assumption Agreement
Exhibit G - Retirement Account Transfer Agreement
Exhibit H - Preliminary Closing Statement of Accounts
Exhibit I - Employee Benefit Plans
Exhibit J - Savings Employees

                        PURCHASE AND ASSUMPTION AGREEMENT
                        ---------------------------------


     THIS PURCHASE AND ASSUMPTION AGREEMENT (the "Agreement") is entered into as of May 14, 1996 by and between Tracy Federal Bank, a federal savings bank ("Tracy"), and Continental Pacific Bank, a California chartered banking corporation ("Buyer") and wholly-owned subsidiary of California Community Bancshares Corporation, with respect to the following facts:

          Recitals
          --------

     A. Tracy is conducting the business of a savings bank in the State of California. Buyer is conducting the business of a commercial bank in the State of California. Tracy's and Buyer's accounts are insured by the Federal Deposit Insurance Corporation ("FDIC").

     B. Tracy is authorized to operate and currently operates a branch office in Concord, California located at 2151 Salvio Street, Suite H, Concord, California (the "Branch Office").

     C.   Tracy leases the Branch Office from a third-party lessor.

     D. Tracy proposes to transfer to Buyer certain assets associated with the Branch Office, certain loans of Tracy as specified herein, certain leasehold property and certain personal property related to the Branch Office in consideration of Buyer's assumption of certain liabilities and obligations associated with the Branch Office (but no other liabilities) and the payment of certain sums to Tracy upon the terms and subject to the conditions set forth herein. Buyer is willing to purchase, receive and acquire such assets and to assume such liabilities upon the terms and subject to the conditions set forth herein.


                                    AGREEMENT
                                    ---------

     NOW, THEREFORE, in consideration of their mutual promises and obligations and intending to be legally bound hereby the parties agree as follows:

     1.   Terms of Purchase.
          -----------------

     (a)  Purchase and Sale of Assets.  On the Closing Date (as defined in
          ---------------------------
Section 7 below) and subject to the terms and conditions set forth in this Agreement, Tracy shall sell, convey, assign, transfer and deliver to Buyer and Buyer shall purchase from Tracy all of Tracy's right, title and interest in and to the following assets (the "Assets"):

          (1) Tracy's interest in that certain lease of real property designated as the Branch Office which Buyer will obtain through Buyer entering into a new lease, acceptable to Buyer, directly with the lessor with respect to the Branch Office (the "Lease"), to be effective on and after the Closing Date. In consideration of Buyer's entering into the Lease, Tracy agrees to obtain from the lessor a termination of all of its right, title and interest under the current Branch Office lease (the "Tracy Lease"), through an amendment of the existing Tracy Lease or otherwise, effective as of the Closing Date.

          (2) the leasehold improvements which Tracy owns under the Tracy Lease including, but not limited to, all of the automated teller machines (the "ATMs") located at the Branch Office (and listed on Exhibit A hereto) (collectively, the "Leasehold Improvements"), all fixtures located at the Branch Office and all furniture and equipment located at the Branch Office (and listed on Exhibit A hereto) (the "Personal Property"), excluding only the Personal Property marked or identified with the logo, name or other identification of Tracy or any of its affiliates or any tradename associated with Tracy and also excluding the personal property specifically described in a list of excluded personal property to be delivered by Buyer to Tracy at least thirty (30) days prior to the Closing Date ("Excluded Personal Property");

          (3) all cash on hand and other cash equivalents, including but not limited to vault cash, teller cash, cash in ATMs, petty cash and prepaid postage located at the Branch Office but excluding savings bond redemption receivables, unremitted money order proceeds, unremitted traveller's check proceeds, savings bond inventory, traveller's check inventory and money order inventory (the "Cash on Hand"), at the Branch Office on the Closing Date;

          (4) all obligations incurred by depositors drawing upon insufficient funds in depository accounts (by agreement or otherwise) domiciled at the Branch Office ("Negative Balance Accounts"). Tracy shall provide Buyer with a preliminary list of Negative Balance Accounts five (5) business days prior to the Closing Date;

          (5) loans owing to Tracy which are (i) secured exclusively by savings accounts at the Branch Office (ii) any overdraft checking balances existing pursuant to formal overdraft protection arrangements; or (iii) any other loans owing to Tracy secured by a savings account or certificate of deposit domiciled at the Branch Office (the "Account Loans"), in each case including accrued interest thereon, through the Closing Date excluding, however, any obligation of Tracy to advance funds to any borrower under any loan commitment; and

          (6) Tracy's interests in the Assumed Contracts (as defined below), the Prepaid Expenses (as defined below) and the Records (as defined below).

     (b)  Purchase Price.  Buyer shall pay to Tracy at the Closing by wire
          --------------
transfer of federal funds, or other immediately available funds, or as an offset to the amount of the payment to be made by Tracy pursuant to Subsection 1(d) below, an amount equal to the sum of:

          (1) the Net Book Value of the Assets other than the Cash On Hand, the Leasehold Improvements and the Personal Property. (For purposes of this Agreement, the term "Net Book Value" of an asset means the value the asset has on Tracy's books, as adjusted for accumulated depreciation, all as determined in accordance with generally accepted accounting principles ("GAAP") consistently applied, as of the last Business Day of the month immediately preceding the Closing Date. For purposes of this Agreement, the term "Business Day" means a day on which banks are open for business in California and which is not a Saturday or Sunday);

          (2)  the amount of the Cash On Hand as of the Closing Date;

          (3) with respect to the Leasehold Improvements and the Personal Property listed on Exhibit A hereto, the sum of $46,000, which sum represents the agreed value of such items;

          (4) a deposit base premium equal to the amount which is four percent (4.0%) of the aggregate dollar amount of the Deposits (as defined in Subsection 3(a)) at the Branch Office on the Closing Date excluding, for purposes of calculating the deposit base premium: (i) the aggregate dollar amount of the deficits in the Negative Balance Accounts as of the Closing Date; (ii) all Deposits opened or renewed after the date of this Agreement by a customer who resides outside of Contra Costa County; and (iii) all Deposits opened or renewed after the date of this Agreement with a maturity of more than twelve (12) months or an interest rate greater than the then-applicable one-year constant maturity treasury rate; provided, however, that in no event shall the aggregate deposit base premium pursuant to this section of the Agreement exceed $720,000; and

          (5)  the amount of the Prepaid Expenses.

     (c)  Assumption of Liabilities.  Buyer shall assume on the Closing Date,
          -------------------------
the following obligations of Tracy with respect to the Branch Office (and no other liabilities) (the "Liabilities"):

          (1) Tracy's duties and obligations with respect to the period commencing on and following the Closing Date under the Assumed Contracts (as defined in Section 1(c)(3)(ii) below);

          (2) Tracy's liability for payment of the Deposits plus accrued interest thereon in accordance with the terms of Section 3 below;

           (3) the following contractual obligations of Tracy as Buyer shall specify to Tracy (which, upon such specification by Buyer, shall become Exhibit B hereto), provided that:

               (i) no later than fifteen (15) calendar days after the date hereof, Tracy shall provide to Buyer copies of all service contracts, contracts with third party vendors, equipment leases and similar arrangements relating to the Branch Office;

               (ii) on or before the twentieth (20th) calendar day following the receipt by Buyer of the copies of the contracts specified in Subsection (i) above, Buyer shall specify to Tracy in writing which of said service contracts, third party vendor contracts, equipment leases and similar arrangements Buyer wishes to assume (the "Assumed Contracts");

               (iii) Tracy will use its reasonable commercial efforts (at its expense) to retain all Assumed Contracts for the benefit of Buyer and to obtain any consents required for the transfer thereof to Buyer and Buyer will assume the liability of Tracy for the Assumed Contracts for the remaining period of the Assumed Contracts following the Closing Date; and

          (4)  the Accrued Expenses (as defined below).

Notwithstanding anything in this Agreement to the contrary, except as set forth above in this Subsection 1(c) or as otherwise expressly provided for herein, neither Buyer nor any of its Affiliates (as defined below) shall assume pursuant hereto or otherwise any liabilities, obligations or duties of Tracy or any of its Affiliates of any kind or nature, whether or not accrued or fixed, absolute or contingent, determined or determinable (including, without limitation, any penalties, fines or compensatory or punitive damages for relief of any kind whatsoever) existing at the time of or arising out of or relating to acts, events, conditions, or omissions to act that existed or occurred prior to the Closing Date (including any such matters arising under the Bank Secrecy Act) and Tracy shall retain and hold Buyer and its Affiliates harmless against and duly perform and discharge any and all such liabilities, obligations and duties other than those expressly assumed by Buyer hereunder upon the Closing Date. For purposes of this Agreement, an "Affiliate" of a person means any person directly or indirectly controlling or controlled by or under direct or indirect common control with such person.

     (d)  Payment for Assumption of Deposits.  Tracy shall pay Buyer on the
          ----------------------------------
Closing Date by wire transfer of federal funds, or other immediately available funds in Vacaville, California, an amount equal to the aggregate of (1) the book value of all the Deposits, as defined in Section 3 below, including accrued interest thereon, as of 12:01 a.m. on the Closing Date, and (2) all Accrued Expenses. Tracy may reduce the amount of the payment to be made by Tracy pursuant to this Subsection 1(d), by the amount which Buyer would otherwise pay to Tracy under Subsections 1(b) and (e) hereof. If the payment to be made on the Closing Date pursuant to this Section 1(d) is not able to be made on such date, Tracy shall make such payment on or before 11:00 A.M. on the next Business Day, together with interest thereon at the weighted average interest rate applicable to the deposits purchased from the Closing Date to the date of such payment.

     (e)  Proration of Expenses.  The parties agree that the following expenses
          ---------------------
shall be prorated between Tracy and Buyer as of the Closing Date: (1) rent, taxes, and other amounts required to be paid by Tracy under the Lease, (2) personal property taxes assessed in connection with the Leasehold Improvements and all furniture and fixtures located at the Branch Office, (3) wages, salaries, incentive compensation (including bonuses), matching 401(k) contributions, accrued vacation expense and other employee benefit expenses, and
(4) other ordinary operating expenses of the Branch Office, including amounts payable under maintenance contracts assumed by Buyer, utilities and deposit insurance premiums (collectively "Operating Expenses") accrued before the Closing Date or which are otherwise attributable to the period before the Closing Date. To the extent that Tracy, prior to the Closing Date, has paid Operating Expenses that are expenses allocable to Buyer pursuant to this Subsection 1(e), such expenses (the "Prepaid Expenses") shall appear as an asset on the Statement and the Final Statement (as such terms are defined below). To the extent that Tracy, prior to the Closing Date, has or should have accrued but has not paid Operating Expenses, such expenses (the "Accrued Expenses") shall appear as a liability on the Statement and the Final Statement (hereinafter defined). Buyer shall be responsible for the payment of all Accrued Expenses (which payment shall be funded by Tracy pursuant to the payment provided for in Subsection 1(d)(2) hereof), and all other Operating Expenses attributable to the period on and after the Closing Date (except for the Pre-paid Expenses), as the same shall become due and payable on or after the Closing Date. Tracy shall be responsible for the payment of all Operating Expenses attributable to the period prior to the Closing Date which are not included within the Accrued Expenses. Costs associated with obtaining CLTA title insurance of the Branch Office shall be paid by Buyer. Sales and use taxes and all other taxes (other than income and franchise taxes) and all interest and penalties thereon incurred in connection with conveyance of the Personal Property shall be shared equally by Buyer and Tracy except that Buyer shall be solely responsible for any sales taxes. Each of Tracy and Buyer shall pay their own expenses in connection with the preparation of all necessary applications to the FDIC, the Office of Thrift Supervision ("OTS"), and other regulatory authorities for the consummation of the transaction contemplated hereby.

     (f)  Assumption of IRA Deposits.  With respect to Deposits which are IRAs,
          --------------------------
Tracy will use reasonable efforts and will cooperate with Buyer, both before and after the Closing, in taking whatever actions are reasonably necessary to accomplish either the appointment of Buyer as successor custodian or the delegation to Buyer of Tracy's authority and responsibility as custodian of all such IRA deposits except self-directed IRA deposits, including but not limited to, sending to the depositors thereof appropriate notices (at Tracy's expense), cooperating with Buyer in soliciting consents from such depositors, and filing any appropriate applications with applicable regulatory authorities. If any such delegation is made to Buyer, Buyer will perform all of the duties so delegated and comply with the terms of Tracy's agreement with the depositor of the IRA deposits affected thereby.

     (g)  Assumption of Keogh Deposits.  With respect to Buyer's proposed
          ----------------------------
assumption of Deposits which are Keogh Accounts, Tracy shall cooperate with Buyer to invite depositors thereof to direct a transfer of each such depositor's Keogh Account and the related Deposit to Buyer (at Tracy's expense), as trustee thereof, and to adopt Buyer's form of Keogh Master Plan as a successor to that of Tracy. Buyer will assume no Deposits which are Keogh Accounts unless Buyer has received the documents necessary for such assumption or transfer at or before the Closing. With respect to any depositors who do not transfer such accounts to Buyer's form of Keogh Master Plan, Tracy will use its best efforts to enable Buyer to retain such Keogh Accounts at the Branch Office after the Closing.

     (h)  Post-Closing Adjustment Relating to Fixed Assets.  Within thirty (30)
          ------------------------------------------------
days after the Closing Date, Buyer and Tracy will perform an inventory of the Personal Property and the Leasehold Improvements which were to have been transferred at the Closing. To the extent that such inventory discloses that, as of the Closing, any of such Assets having a Fair Market Value in excess of one thousand dollars ($1,000) either cannot be located or is materially damaged (other than damage by the Buyer) and such damage has not been taken into account in the Fair Market Value or Net Book Value of such Asset, then the Final Statement for the Closing shall include a deduction (1) of the full Fair Market Value or Net Book Value of any such Asset which has not been located and (2) of the appropriate decrease to the Fair Market Value or Net Book Value of any such Asset which has been materially damaged.

     (i)  Allocation of Consideration.  Buyer and Tracy agree that the
          ---------------------------
consideration payable hereunder at the Closing shall be allocated among the Assets, tangible and intangible, on the basis of an allocation (the "Allocation") at the sole discretion of Buyer.

     (j)  Escheatable Deposits.  As soon as practicable after the Closing Date,
          --------------------
Tracy will deliver to Buyer a tape which will identify all escheatable Deposits that have been transferred to Buyer on the Closing Date. Thereafter, Buyer shall be solely responsible for the proper reporting and transmission to the State of California of such escheatable Deposits identified on such tape. Tracy shall indemnify and hold Buyer harmless for any loss, cost, expense or liability arising from Tracy's failure to properly report or transmit any escheatable Deposits which are not identified on such tape. Buyer shall indemnify and hold Tracy harmless from any loss, cost, expense or liability arising from Buyer's failure to properly report or transmit any escheatable Deposits which are identified on such tape.

     (k)  Maintenance of Records.  Through the Closing Date, Tracy will maintain
          ----------------------
all records relating to the Assets and Liabilities being transferred at the Closing in the same manner and with the same care that the Records have been maintained prior to the execution of this Agreement. Subject to the provisions of Section 10 below, Buyer may, at its own expense, make such copies of and excerpts from the Records as it may deem desirable. All Records, whether held by Buyer or Tracy, shall be maintained for such periods as are required by law, unless the parties shall, applicable law permitting, agree in writing to a different period. From and after the Closing Date, each of the parties shall permit the other reasonable access to any applicable Records in its possession relating to matters arising on or before the Closing Date and reasonably necessary in connection with any claim, action, litigation or other proceeding involving the party requesting access to such Records or in connection with any legal obligation owed by such party to any present or former depositor or other customer. For purposes of this Agreement, "Records" means all records and original documents in Tracy's possession which pertain to and are utilized by Tracy to administer, reflect, monitor, evidence or record information respecting the business or conduct of the Branch Office (including transaction tickets through the Closing Date and all records for closed accounts located in the Branch Office and excluding any other transaction tickets and records for closed accounts) and all such records and original documents respecting (1) the Assumed Contracts, (2) the Assets, (3) the Deposits, or (4) any other Liabilities, including all such records maintained on electronic or magnetic media in the electronic data base system of Tracy, or to comply with applicable laws and governmental regulations to which the Deposits are subject, including but not limited to Federal Reserve Board Regulation E (12 C.F.R. Section 205), Federal Reserve Board Regulation CC (12 C.F.R. Section 229) and the California Unclaimed Property Law (Cal. Civ. Proc. Code Section Section 1500 et seq.), but excluding any records relating to Tracy employees or employees to be hired by Buyer pursuant to Section 15 below, which records shall be referred to herein as "Employment Records."

     (l)  IRA and Keogh Accounts.  Tracy will deliver to Buyer on the Closing
          ----------------------
Date Tracy's documents for each IRA or Keogh Account which is included in the Deposits. Tracy will prepare and file all reports to government authorities required to be filed for the period ending on the Business Day preceding the Closing Date and all prior periods. Buyer will be responsible for all such reporting for periods commencing on the Closing Date.

     (m)  Negotiable Instruments.  Tracy will remove any supply of Tracy's money
          ----------------------
orders, official checks, gift checks, travelers' checks or any other negotiable instruments located at the Branch Office on the Closing Date.

     (n)  Leasing of Furniture, Fixtures and Equipment.  Tracy shall renew or
          --------------------------------------------
extend on a month-to-month basis, any lease with a net present value in excess of one thousand dollars ($1,000) and relating to furniture, fixtures or equip-ment that will be included among the Assumed Contracts, that is currently in effect but that would otherwise expire on or prior to the Closing Date, provided
                                                                        --------
that no such renewal or extension shall be for a fixed term without the prior written consent of Buyer which consent shall be deemed given if Buyer has not given or denied its consent within ten (10) Business Days after Tracy's request to Buyer therefor. Tracy shall not cancel, terminate or take other action that may result in any cancellation or termination of any such lease without the prior written consent of Buyer.

     (o)  Special SAIF Assessment.  Pending a possible one-time special
          -----------------------
assessment on deposits insured by the Savings Association Insurance Fund ("SAIF"), including the Deposits at the Branch Office, which may be enacted into law in the future in order to recapitalize the SAIF (the "SAIF Assessment"), the parties agree to establish an escrow account at Bank of America NT&SA (the "Escrow Bank") for the purpose of providing for the payment of the SAIF Assessment if such SAIF Assessment is enacted into law on or before December 31, 1997. The amount of the escrow account, to be funded by Tracy on and as of the Closing Date, shall be initially calculated as 0.80 basis points of the Deposits at the Branch Office at the Closing Date. The amount of such escrow account will be adjusted (including after the Closing
Date) either upwards or downwards once a final determination of the amount of the SAIF Assessment is specified by law or the appropriate regulatory authorities, if such a determination is in fact reached. Any increase shall be paid to the Escrow Bank by Tracy within five (5) business days after a final determination is announced. All accrued interest on such escrow account will be paid to Tracy. In the event that the legislation regarding the SAIF Assessment is adopted during the period ending December 31, 1997, moneys in the escrow account will be held and applied towards the payment of the SAIF Assessment with respect to the Deposits at the Branch Office when due and payable (even if said payment(s) is(are) payable after December 31, 1997). In the event the legislation regarding the SAIF Assessment has not been enacted into law on or before December 31, 1997, the funds in the escrow account will revert back to Tracy. The parties agree to execute an escrow agreement consistent with this Section with Bank of America NT&SA as of the Closing Date.

     2.   Lease; Conveyance of Personal Property.
          --------------------------------------

     (a)  Lease.  On or before the Closing Date and subject to the terms and
          -----
conditions contained herein, Buyer shall have entered into the Lease with respect to the Branch Office with the lessor on terms acceptable to Buyer and all of Buyer's rights under the Tracy Lease related to the Branch Office shall have been released and terminated.

     (b)  Personal Property.  On the Closing Date and subject to the terms and
          -----------------
conditions contained herein, Tracy shall assign to Buyer all of Tracy's right, title and interest in and to the Leasehold Improvements and the Personal Property other than the Excluded Assets. Tracy shall cause a bill of sale and inventory of such property to be delivered to Buyer on the Closing Date effecting such transfer in the form of Exhibit C hereto and a General Assignment in the form of Exhibit D hereto.

     (c)  Cash on Hand.  On the Closing Date and subject to the terms and
          ------------
conditions contained herein, Tracy shall execute an assignment to Buyer effecting the transfer to Buyer of the Cash On Hand which shall specify the amount of Cash on Hand at the Branch Office as of 12:01 a.m. on the Closing Date.

     (d)  Preliminary Environmental Assessment Report.
          -------------------------------------------

          (1) Within ten (10) days of the date hereof, Tracy shall provide Buyer with all reports, studies or documents in Tracy's possession regarding Hazardous Substances (as defined below) on or affecting the Leasehold Improvements. Within thirty (30) days of the date hereof, Buyer may, at its sole option and at its own expense, cause a Phase I Environmental Assessment for the Branch Office (the "Phase I Report") to be prepared by an environmental engineer acceptable to Buyer. For purposes of this Agreement,

     "Hazardous Substances" means (i) any chemical compound, material, mixture or substance that is now defined or listed in, or otherwise classified pursuant to, any Environmental Laws (as hereinafter defined) as a "hazardous substance,""hazardous material," "hazardous waste," "extremely hazardous waste,""infectious waste," "toxic substance," "toxic pollutant" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinoge-
     nicity, toxicity, reproductive toxicity or "EP toxicity" and (ii) any petroleum, natural gas, natural gas liquid, liquefied natural gas, synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas), ash produced by a resource recovery facility utilizing a municipal solid waste stream, and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources. The term "Environmental Laws" means any and all present and future federal, state and local laws (whether under common law, statute, ordinance, rule, regulation or otherwise), court or administrative orders or decrees,requirements of permits issued with respect thereto, and other requirements of governmental authorities relating to the environment or to any Hazardous Substance (including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. Section Section 9601, et seq.), as heretofore or
                                              ------
     hereafter amended from time to time ("CERCLA"), and the applicable provisions of the California Health and Safety Code and the California Water Code).

          (2) At its sole option and expense, Buyer may obtain a Prelimi-nary Report of title for the Branch Office ("Preliminary Report"). Within ten (10) days after receipt of the Preliminary Report by Buyer, Buyer shall deliver to Tracy, in writing, a list of all exceptions shown on the Preliminary Report which relate solely to the leasehold interest of Tracy and which are not acceptable to Buyer. Tracy shall have fifteen (15) days thereafter to eliminate such exceptions from the Preliminary Report or to provide assurance to Buyer that such exceptions will be eliminated prior to the Closing Date. If Tracy is unable to eliminate such exceptions, the transaction contemplated hereby shall close but the purchase price shall be reduced by an amount to reflect any reduction in the fair market value of the leasehold improvements in the Branch Office (the "Reduction Amount") agreed to by Buyer and Tracy; provided, however, that in the event
                                   -----------------
     Buyer and Tracy do not agree on such amount, the mediation procedures of subsection (3) below shall take effect. All exceptions listed in the Preliminary Report and not objected to by Buyer pursuant to this paragraph or which Tracy shall not be able to eliminate and for which a purchase price reduction is given shall be deemed permitted exceptions to title ("Permitted Exceptions").

          (3) In the event Buyer and Tracy do not agree on the Reduction Amount, the parties shall appoint a mutually acceptable independent appraiser who shall determine the Reduction Amount; provided, however,
                                                         -----------------
     that, in the event the parties do
     not agree on such an appraiser, each party shall appoint a representative, which representatives shall appoint a third representative, each of whom shall determine the Reduction Amount, and the middle determination shall constitute the Reduction Amount.

     3.   Assumption of Deposit Liabilities and Related Assets.
          ----------------------------------------------------

     (a)  Deposit Liabilities.  As of 12:01 a.m. on the Closing Date, subject to
          -------------------
the further terms and conditions set forth herein, Buyer shall assume liability for the payment and performance of Tracy's obligations as of the Closing Date for the principal balances (including interest credited to such accounts) of all deposit liabilities, including, without limitation, accounts accessible by negotiable orders of withdrawal ("NOW Accounts"), demand deposits, passbook accounts, certificates of deposit, bank card merchant accounts, accounts which are subject to pledges to third parties, depositary accounts with balances in excess of one hundred thousand dollars ($100,000) (the "Jumbo Accounts"), and IRA and KEOGH Accounts (subject to Sections 1(f), (g) and (l)), which are on deposit at the Branch Office as of 12:01 a.m. on the Closing Date (the "Deposits"), together with all accrued interest payable thereon; provided, however, that the term "Deposit" shall include Public Unit Accounts only to the extent such accounts are fully insured by the FDIC. The term "Public Unit Account" means those accounts which are owned or controlled by an official custodian of funds of the United States, any State of the United States or any county, municipality, or political subdivision (as defined by the regulations of the FDIC), the District of Columbia, the Commonwealth of Puerto Rico, the Virgin Islands, any other territory of the United States or any county, municipality or political subdivision thereof who lawfully invests such funds. A list of Deposits as of the most recent practical date is included as Exhibit E hereto, which Exhibit shall be updated as of the Closing Date as required pursuant to
Section 8(a) hereof. A final Exhibit E shall be prepared and delivered by Tracy pursuant to Section 8(b) hereof. An Assumption Agreement and a Retirement Account Transfer Agreement in the form of Exhibits F and G, respectively, shall be executed by the parties at and as of the Closing.

     (b)  Related Assets and Obligations.  On the Closing Date, Buyer shall
          ------------------------------
acquire from Tracy, and Tracy shall transfer and assign to Buyer and Buyer shall assume, all of Tracy's right, title and interest in and to, together with its obligations as of the Closing Date under (1) the Account Loans, and (2) all obligations and undertakings of Tracy to provide services incidental to the Deposits, including, without limitation, automatic deposits, bank card merchant services and the collection of promissory notes, but excluding any automatic bill paying, credit cards or investment services linked to such Deposits; provided, however, that nothing in this clause (2) shall be construed as denying Buyer the right to terminate after the Closing Date, upon giving appropriate notice, any such arrangement which it is not contractually or legally obligated to provide.

     (c)  Overdrafts.  Tracy will pay Buyer upon demand by Buyer after Buyer has
          ----------
used its best efforts to recover the amount from the customer for such portion of any Negative Balance Account created by Tracy with respect to any of the Deposits on or prior to the Closing Date which is not recovered in full by Buyer within sixty (60) days after the

Closing Date; provided, however, that upon Tracy's payment to Buyer, Buyer shall grant, assign and transfer to Tracy the Negative Balance Account and all rights to pursue the customer of such account.

     4.   Indemnification.
          ---------------

     (a) Buyer agrees to indemnify and hold Tracy harmless from and against, and to reimburse Tracy promptly for, any and all loss, liability, damage, expense or cost and taxes, interest and penalties thereon (including court costs, litigation expenses and reasonable attorneys' fees) which Tracy may suffer resulting (1) from the breach by Buyer of any contract assigned to or assumed by Buyer hereunder or from the willful or negligent misconduct of Buyer or its employees or agents in connection with the operation of the Branch Office or with respect to the Branch Office, provided that such breach or misconduct occurs on or after the Closing Date, (2) from any misrepresentation or breach of warranty by Buyer hereunder, (3) from any failure to perform any covenant or agreement hereunder, (4) with respect to any claim by or liability to employees or independent contractors of Tracy whether or not employed by Buyer in accordance with Section 15 hereof and arising solely out of or resulting from events occurring on or after the Closing Date, or (5) from any other liability of Buyer with respect to the Branch Office not retained or assumed by Tracy under or pursuant to this Agreement.

     (b) Tracy agrees to indemnify and hold Buyer harmless from and against, and to reimburse Buyer promptly for, any and all loss, liability, damage, expense or cost and taxes, interest and penalties thereon (including court costs, litigation expenses and reasonable attorneys' fees) which Buyer may suffer resulting (1) from the breach by Tracy of any contract assigned to or assumed by Buyer hereunder or from the willful or negligent misconduct of Tracy or its employees or agents in connection with the operation of the Branch Office or with respect to the Branch Office, provided that such breach or misconduct occurs before the Closing Date, (2) from any misrepresentation or breach of warranty by Tracy hereunder, (3) from any failure to perform any covenant or agreement hereunder, (4) with respect to any claim by or liability to employees of Tracy employed by Buyer in accordance with Section 15 hereof and arising out of or resulting from or incident to the period before the Closing Date, except for any claim arising solely out of actions of Buyer with respect to such employees prior to the Closing Date, or (5) from any other liability of Tracy with respect to the Branch Office or otherwise relating to the operations and other activities of Tracy and not expressly assumed by Buyer under or pursuant to this Agreement.

     (c) Notwithstanding anything to the contrary in this Agreement, an indemnifying party shall not be liable under Section 4(a)(2) or 4(b)(2) for any loss, liability, damage, expense or cost and taxes, interest and penalties thereon, resulting from any misrepresentation or breach of warranty as specified in Section 4(a)(2) or 4(b)(2) above unless and until the aggregate amount of all indemnifiable amounts under the aforesaid Sections with respect to said indemnifying party exceeds $25,000, in which event the indemnifying party shall provide indemnification hereunder in respect of all such indemnifiable amounts.

     (d)  The covenants and indemnities contained in Subsections (a), (b) and
(c) of this Section shall survive the Closing through December 31, 1998.

     (e) This Section 4 is subject to the indemnification procedures set forth in Section 21 hereof.

     5.   Conversion of Accounts and Notices to Customers and Other Agreements.
          --------------------------------------------------------------------

     (a)  Generally.  Tracy and Buyer shall, before and after the Closing Date,
          ---------
cooperate in good faith to ensure the orderly and efficient transfer and conversion of the Deposits and of other aspects of the business of the Branch Office to Buyer's ownership and operation. To this end and to the extent not otherwise provided in this Agreement, representatives of Tracy and Buyer shall meet and agree upon appropriate procedures for notification of customers, employees and suppliers, for conversion of data processing and check clearing systems, and for responding to customer inquiries. Tracy acknowledges that its agreements in this Section 5 and in Section 9 to cooperate fully in maintaining the goodwill associated with the Branch Office are essential terms of this Agreement.

     (b)  Excluded Property.  Representatives of Buyer and Tracy shall agree
          -----------------
upon procedures and timetables for the removal of all Excluded Property from the Branch Office. Tracy shall be responsible for all costs of removing the Excluded Property and repairing any damage caused by such removal. Any Excluded Property left at the Branch Office after the Closing Date shall be at Tracy's sole risk, and Buyer shall have no liability for any damage or loss to any such Excluded Property unless such damage or loss is due to the gross negligence or willful misconduct of Buyer. Buyer shall provide Tracy with access to the Branch Office for reasonable periods of time after the Closing Date, for purposes of removal of Excluded Property, provided that such removal shall not unreasonably disrupt Buyer's ongoing operations at the Branch Office. Any Excluded Property which is not removed from the Branch Office within sixty (60) days after the Closing Date shall become the property of Buyer.

     (c)  Signs.  Promptly following the Closing Date, Tracy shall remove (at
          -----
Tracy's expense) all signs at the Branch Office in the name of Tracy. Pending such removal, Tracy agrees that any such signs may be covered by Buyer.

     (d)  Employee Training.  After a date mutually acceptable to Buyer and
          -----------------
Tracy, Tracy shall permit Buyer to train Tracy's employees at the Branch Office who choose to accept employment with Buyer, and Tracy shall, as scheduled by Buyer for reasonable periods of time and subject to Tracy's reasonable approval, such that Tracy's ongoing operations at the Branch Office shall not be materially disrupted, excuse such employees from their duties at the Branch Office for the purpose of training and orientation by Buyer for a period not to exceed five (5) Business Days. Buyer and Tracy agree that no more than one such employee will be absent from the Branch Office for training at any time. Buyer shall pay the full salary or wages of qualified replacements for employees so excused, where such replacements are reasonably determined by Tracy to be needed to maintain ongoing operations at the Branch Office without material disruption.

     (e)  Data Processing Tapes and File Packages.  As soon as possible, but in
          ---------------------------------------
no event later than ten (10) Business Days after execution of this Agreement, Tracy will provide Buyer with copies of the electronic record on magnetic tape of each Account as it exists on the original system of Tracy's data processor (master files). Tracy agrees to provide Buyer with data processing test files as soon as possible after a request of Buyer. Within twenty (20) days following execution of this Agreement, Buyer will begin meetings with Tracy's data pro-cessing personnel and representatives of any data processing companies used by Tracy at a location mutually agreed to by Tracy and Buyer, to design a program to convert Tracy's files to Buyer's system.

     (f)  Statement of Accounts.  Tracy shall, at its sole expense, prepare and
          ---------------------
distribute all statements, if applicable, regarding the Deposit liabilities of the Branch Office ("Accounts") other than certificates of deposit as of the Closing Date. Tracy shall be responsible for all accrued interest on such Accounts up to the Closing Date and shall either prorate or waive service charges on such Accounts as of the Closing Date.

     (g)  Account Histories; Checks.  Within ten (10) Business Days after the
          -------------------------
Closing Date, Tracy shall provide Buyer with either a copy of all microfiche reports from which prints are made (fiche output) of all Account histories or hard copies thereof or other access to Account histories mutually acceptable to Buyer and Tracy for all Account histories from January 1, 1996, to and including the Closing Date, three printed fiche copies of such fiche output and microfiche copies of Account histories for the calendar year 1995. Tracy shall, upon request, use its best efforts to provide for specific Accounts, Account histories prior to January 1, 1995. Tracy shall perform and provide all research, including microfilm copies of activity prior to the Closing Date, to Buyer at cost for the period of time specified in Section 17(b) below.

     (h)  Payment Items.  For a period of ninety (90) days from the Closing
          -------------
Date, Tracy shall use its best efforts to forward to Buyer all items presented to Tracy for payment against the Accounts ("Payment Items") before 4:00 p.m. on the day such Payment Items are received via actual presentment or other form of notice reasonably acceptable to Buyer. In the event acceptable presentment of the Payment Item cannot be accomplished by Tracy before 4:00 p.m. on the day such Payment Item is received, Tracy shall, if directed by Buyer, return said item marked as set forth in the last sentence of this Section 5(h). Tracy shall have no obligation to pay such Payment Items and Tracy shall use its best efforts not to return any Payment Item unless directed to do so by Buyer. Upon expiration of the 90-day period referred to in this Section 5(h), Tracy may return such Payment Items marked "Branch Sold to Continental Pacific Bank ABA No. 121140438."

     (i)  Notification of Customers.  Prior to the Closing Date and at a time
          -------------------------
mutually agreeable to the parties, (1) Tracy and Buyer will jointly notify the Account customers (and shall equally share the cost of such notices) that, subject to closing of the transactions contemplated by this Agreement, Buyer will be assuming liability for the Accounts, (2) Tracy and Buyer shall each provide, or join in providing where appropriate, all notices to customers of the Branch Office that Tracy or Buyer, as the case may be, is required to give by any regulatory authority having jurisdiction or under applicable law or the terms of any other agreement between Tracy and any customer in connection with the transactions contemplated hereby or as otherwise may be prudent or reasonably necessary in connection with the transactions contemplated hereby, and (3) following or concurrently with the notice referred to in clause (1) above, Buyer may communicate with and deliver information, brochures, bulletins, and other communications to depositors and other customers of the Branch Office concerning the transactions contemplated by this Agreement and concerning the business and operations of Buyer. A party proposing to send any notice or communication pursuant to this Section 5(i) shall furnish to the other party a copy of the proposed form of such notice or communication at least five (5) Business Days in advance of the proposed date of the first mailing, posting or other dissemination thereof to customers and shall not unreasonably refuse to amend such notice to incorporate any changes that the other such party proposes for any business purpose or as necessary to comply with applicable statutes, rules, regulations or requirements of any regulatory authority having jurisdiction.
All costs and expenses of any notice or communication sent by Buyer or Tracy shall be the responsibility of the party sending such notice or communication and all costs and expenses of any joint notice or communication shall be shared equally by Tracy and Buyer.

     (j)  Customer Names and Addresses.  Subject to the provisions of Section 10
          ----------------------------
below, prior to any notification in Section 5(i), and upon Buyer's request, Tracy shall provide Buyer with a magnetic tape in a format agreed to by the parties, suitable for processing by Buyer, containing the name and complete mailing address for each of the Accounts of the Branch Office as of a recent date.

     (k)  Direct Deposits and Direct Debits.  Tracy will use its best efforts to
          ---------------------------------
transfer to Buyer on the Closing Date all automated clearing house and fed-wire direct deposit arrangements tied to the Accounts. Prior to the Closing Date, Tracy will deliver to Buyer a magnetic tape in a format mutually agreed upon by the parties containing all direct deposit records. For a period of one hundred eighty (180) days in the case of automated clearing house direct deposits and sixty (60) days in the case of fed-wire direct deposits following the date of the data processing conversion of the Accounts, Tracy will, on or before the settlement date, provide direct deposit customer information to Buyer, and will use its best efforts to remit and transfer to Buyer all direct deposits intended for the Accounts on settlement date, but in no event later than one day after settlement. Thereafter, Tracy may discontinue accepting and forwarding automated clearing house and fed-wire entries and funds and return such direct deposits to the originators marked "Branch Sold to Continental Pacific Bank ABA No. 121140438." Tracy shall not be liable for any account overdrafts that may thereby be created or for any other matter and liability therefor (in the absence of negligence by Tracy) shall be the liability of Buyer. Within fifteen
(15) days of the Closing Date, Buyer (with the assistance of Tracy) will provide automated clearing house originators with notification of change in ABA and account numbers. Such notification will continue on an as needed basis during the one hundred eighty (180) days following the Closing Date.

     Buyer will send appropriate notice to all Account customers whose Accounts provide for direct debit of such Accounts by third parties, instructing such customers concerning transfer of customer direct debit authorizations from Tracy to Buyer. Tracy shall cooperate in soliciting the transfer of such authorizations. Such notice shall be in a form agreed to by the parties.

     For a period of three hundred sixty-five (365) days following the Closing Date, Tracy will, no later than the Business Day following customer settlement, forward to Buyer all direct debits and credits on the Accounts. Tracy will give Buyer a daily accounting of such debits to its clearing account. On the last Business Day of each calendar week and also on the Business Day following any Business Day that the total amount of checks on the Accounts exceeds five thousand dollars ($5,000), Buyer will remit such amount, by wire transfer on the same day, to Tracy. Thereafter, Tracy may discontinue forwarding such entries and return them to the originators marked "Account Closed." Buyer and Tracy shall agree on a reasonable period of time prior to the Closing Date during which Tracy will no longer be obligated to accept new direct debit arrangements. Within fifteen (15) days after the Closing Date, Buyer will provide automated clearing house originators with a notice of change of account numbers.

     If Buyer or Tracy identifies an error in the daily accounting of these debits or credits, the party which discovers the error will immediately notify the other party. Both parties will initiate appropriate actions to retrieve or disburse funds.

     (l)  Account Access.  Tracy will provide Buyer with a list of automated
          --------------
teller machine ("ATM") access cards issued by Tracy to Account customers, and a magnetic tape in a format agreed to by the parties containing all addresses of such holders of ATM access cards, by a date mutually acceptable to Buyer and Tracy. Buyer shall reissue ATM access cards to Account customers within twenty
(20) days following the Closing Date. Tracy agrees to settle any and all ATM transactions effected on or before the Closing Date but processed after the Closing Date within five (5) Business Days after the receipt thereof. Buyer agrees to remit the total sum of such transactions to Tracy on the same date the transactions are settled. In instances in which a depositor of an Account made an assertion of error regarding an Account pursuant to the Electronic Funds Transfer Act and Federal Reserve Board Regulation E, and Tracy, prior to the Closing Date, credited the disputed amount to the Account during the conduct of the error investigation, Buyer agrees to comply with a written request from Tracy to debit such Account in a stated amount and to remit such amount to Tracy, to the extent of the balance of funds available in the relevant Account or Accounts. Tracy agrees to indemnify Buyer and hold Buyer harmless from any loss, cost, expense or liability for any claims or losses that Buyer may incur as a result of complying with such request from Tracy. On the Closing Date, Tracy will provide Buyer with a list of all disputed amounts under investigation.

     (m)  Interest Reporting and Withholding.  Tracy will timely report to
          ----------------------------------
applicable taxing authorities and to Account customers, with respect to the period from January 1, 1996, to the Closing Date, all interest credited to or withheld from, and any early withdrawal penalties imposed upon, the Accounts. Buyer will report to the applicable taxing authorities and to Account customers, with respect to all periods from and including the Closing Date, all such interest credited to or withheld from, and early withdrawal penalties imposed upon, the Accounts. Any amounts required by any governmental agencies to be withheld from any of the Accounts to the Closing Date will be withheld by Tracy in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Tracy to the appropriate agency on or prior to the applicable due date. Any such withholding required to be made on or subsequent to the Closing Date shall be withheld by Buyer in accordance with applicable law or the appropriate notice from any governmental agency and will be remitted by Buyer to the appropriate agency on or prior to the applicable due date. Promptly after the Closing Date, but in no event later than the date such amounts are required to be remitted to the applicable governmental agency, Tracy will pay to Buyer that portion of any sums theretofore withheld by Tracy from any of the Accounts which are or may be required to be remitted by Buyer pursuant to the foregoing and shall directly remit to the applicable governmental agency that portion of any such sums which are required to be remitted by Tracy. Buyer agrees to indemnify Tracy and hold Tracy harmless from any loss, cost, expense or liability (including but not limited to attorneys' fees and costs) for any claims or losses that Tracy may incur as a result of Buyer's failure to remit such amounts to the applicable governmental agency.

     Tracy shall be responsible for delivering to payees all IRS notices received by Tracy that are required to be delivered with respect to the Accounts, and Buyer shall be responsible for delivering to payees all such notices received by Buyer that are required to be delivered with respect to the Accounts.

     Tracy shall deliver to Buyer, on or before the Closing Date, a list of all "B" notices (TINS do not match) and "C" notices (underreporting/IRS imposed withholding) issued by the IRS imposing withholding restrictions, relating to the Accounts. Tracy shall continue to provide Buyer with notice of such IRS notices it receives regarding Account customers for a period of one hundred eighty (180) days from the Closing Date. All notices received by Tracy from the IRS releasing withholding restrictions on accounts will be forwarded promptly to Buyer. Tracy agrees to indemnify Buyer in an amount equal to any penalty and interest imposed upon Buyer by the IRS or state taxing authority or self-assessed by Buyer on IRS Form 8210 or corresponding state form which Buyer is thereafter required to, and does, pay to the IRS or state taxing authority, where such penalty and interest arises out of actions taken or omitted to be taken by Buyer in reliance upon information provided by Tracy under this Section 5(m), and such penalty and interest does not result from an act or omission of Buyer not made in reliance upon such information.

     (n)  Transfer of Unclaimed Property.  Prior to the Closing Date, Tracy
          ------------------------------
shall transfer all unclaimed property, including, without limitation, any items left unclaimed at the Branch Office, from the Branch Office to another of Tracy's branches.

     (o)  Returned Items.  Any item deposited to an Account on or prior to the
          --------------
Closing Date and returned unpaid within sixty (60) days after the Closing Date ("Returned Item") will be handled as provided in this Section 5(o). If Tracy's bank account is charged for the Returned Item and if there are sufficient funds in the Account to which such Returned Item was credited or any other Accounts on deposit at the Branch Office or accounts at any other branch office of Buyer standing in the name of the party liable for such Returned Item, upon proper identification of such party, Tracy shall immediately notify Buyer and Buyer will debit any or all of such accounts in an amount equal in the aggregate to the Returned Item and shall repay that amount to Tracy. If there are not sufficient funds in the accounts and Buyer has not waived or overridden holds placed by Tracy, Buyer will have no obligation to repay Tracy unless and until Buyer obtains reimbursement from the party liable for the Returned Item.

     Any Returned Item returned unpaid after the sixty (60) day period will be the responsibility of Buyer, except that for a period of 18 months after the Closing Date, checks drawn on the United States Treasury, checks issued by state governments and municipalities, and checks or other items returned for endorsement irregularities will be the responsibility of Tracy if there are insufficient funds in such Account to cover the amount of such returned item.

     (p)  IRA Reporting.  Tracy shall prepare and file all required year-end
          -------------
reports for all activity under IRA Accounts at the Branch Office, including but not limited to IRS Form W-2P, IRS Form 1099R, IRS Form 5498, and state tax forms for the calendar year 1996 for the portion of the calendar year 1996 up to the Closing Date. Buyer shall prepare and file such reports, where applicable, for the balance of the calendar year 1996 and thereafter, so long as Buyer remains as the trustee. It is further agreed that Buyer and Tracy will each report their portion of withholding for the IRA Accounts to the appropriate state and federal agencies.

     (q)  Taxes and Certain Other Charges.  Tracy and Buyer shall reimburse the
          -------------------------------
other within ten (10) Business Days after notification of payment thereof is sent by the payor to the other for the other's respective portion, prorated as of the Closing Date, of all state and local personal property taxes or assessments, utility payments, telephone charges, rent, salaries, and related payroll taxes pertaining to the other's conduct of business at the Branch Office during the period of time the Branch Office was owned and operated by the other party. Neither party shall be responsible for any business, occupancy, withholding or similar tax or any taxes of any kind relating to the conduct of business at the Branch Office by the other party.

     (r)  Security of Persons and Property.  Effective as of the Closing Date,
          --------------------------------
Buyer shall be responsible for the security of persons and property located in and around the Branch Office and Tracy will discontinue providing for the security of persons and property at the Branch Office that it provided prior thereto.

     (s)  Record Keeping and Access to Information.  Buyer will preserve and
          ----------------------------------------
safely keep, for as long as may be required by applicable law, all of the files, books of account, and records delivered to Buyer on the Closing Date and will permit Tracy, at any reasonable time and on reasonable notice and at Tracy's expense, to inspect, make extracts from or copies of, any such files, books of account, or records as Tracy shall reasonably request in writing; provided that prior to destroying any files or records hereunder, Buyer will give Tracy an opportunity to take possession of such files or records.

     (t)  Performance of Liabilities.  From and after the Closing Date, Buyer
          --------------------------
shall fully perform, pay, and discharge all of the Liabilities as and when due and shall protect the rights of depositors and creditors of the Branch in the same manner and to the same extent as if Buyer had itself incurred the Liabilities.

     (u)  Cooperation on Certain Tax Matters.  After the Closing Date, Tracy and
          ----------------------------------
Buyer shall each (1) cooperate fully in preparing any audits of or disputes with taxing authorities regarding any tax returns with respect to the Assets or income therefrom, the Deposits and the Liabilities or payments in respect thereof, or the operation of the Branch Office, (2) make available to the other and to any taxing authority as reasonably requested all relevant information, records and documents relating to taxes with respect to the Assets or income therefrom, the Deposits and the Liabilities or payments in respect thereof, or the operation of the Branch Office, (3) provide timely written notice to the other of any pending or proposed tax audits or assessments with respect to the Assets or income therefrom, the Deposits and the Liabilities or payments in respect thereof, or the operation of the Branch Office for taxable periods for which the other may have liability under this Agreement, and (4) furnish the other with copies of all relevant correspondence received from any taxing authority in connection with any tax audit or information request with respect to any taxable period referred to in clause (3) above. The party requesting assistance or cooperation shall pay the other party's out-of-pocket expenses in complying with such request to the extent that such expenses are attributable to fees and other costs of unaffiliated third party service providers.

     (v)  Consent of Third Parties.  Tracy shall use reasonable efforts to
          ------------------------
obtain and furnish to Buyer the consent of all persons whose consent is required for the transactions contemplated hereby to be lawful and in conformity with contractual provisions to which Tracy is bound, including, without limitation, the consent of the lessor under the Lease to the assignment of Tracy's rights, duties and obligations under the Lease to Buyer.

     (w)  Further Assurances.  Each of Tracy and Buyer will execute, acknowledge
          ------------------
and deliver such instruments and take such other actions as the other party may reasonably require in order to carry out the intent of this Agreement. Tracy will duly execute and deliver such assignments, bills of sale, grant deeds, acknowledgments and other instruments of conveyance and transfer as shall at any time be necessary or appropriate to vest in Buyer the full legal and equitable title to the Assets being sold hereunder, free and clear of all Encumbrances except Permitted Exceptions. For the purposes of this Agreement, "Encumbrances" means all mortgages, claims, charges, liens, encumbrances, easements, limitations, restrictions, commitments and security interests, except for statutory liens securing payments not yet due and except for obligations pursuant to the California Unclaimed Property Law relating to escheatable deposits. On and after the Closing Date, each party will promptly deliver to the other all mail and other communications which are properly addressable or deliverable to the other as a consequence of the transactions pursuant to this Agreement; and without limitation of the foregoing, for a period of one (1) year after the Closing Date, Tracy shall promptly forward any mail, communications or other material relating to the Liabilities or the Assets transferred on the Closing Date.

     6.    Announcement; Access.
           --------------------

     (a) Tracy and Buyer agree that no information concerning this transaction will be provided to the public prior to the earlier of a date agreed to by Tracy and Buyer or when disclosure is made by the parties through the filing of a Current Report on Form 8-K or Quarterly Report on Form 10-Q with the Securities and Exchange Commission or the OTS (the "Announcement Date"). It is further agreed that Tracy and Buyer shall use reasonable care to ensure that this Agree-ment and the transactions contemplated hereby (collectively, the "Transaction") are not disclosed before the Announcement Date. Tracy and Buyer agree that disclosure of the Transaction will be made to their respective employees prior to the Announcement Date at a time mutually agreed to by Tracy and Buyer or, if no such time is agreed, on the Announcement Date. Tracy agrees to provide the representatives of Buyer with access to the Branch Office as Buyer from time to time may request on reasonable notice.

     (b) Any and all announcements to the public of this Agreement to be made by one of the parties before the Closing Date will be subject to the prior approval of the other party. Neither party shall unreasonably withhold its approval. Nothing in this Agreement shall prohibit either party from making any and all disclosures which are necessary or appropriate to comply with any applicable law or regulation affecting such party, as determined by each respective party's counsel.

     (c) Subject to the provisions of Section 10 below, until the Closing Date, Tracy shall give Buyer and its representatives, including its counsel and certified public accountants, upon reasonable notice reasonable access during normal business hours to all properties, documents, contracts, books, and records of Tracy with respect to the Branch Office, the Assets and Liabilities (including records and personnel files of employees of the Branch Office); provided, however, that Buyer shall make no copies of Employment Records and provided further that such access shall not unreasonably disrupt Tracy's ongoing operations at the Branch Office or otherwise. Tracy shall furnish such information with respect to the Branch Office, the Assets and Liabilities as Buyer from time to time may reasonably request, subject to any limitations upon disclosure of information with respect to Tracy's customers or the employees at the Branch Office imposed under applicable laws.

     7.   The Closing.  The consummation of the transactions provided for herein
          -----------
(the "Closing") shall take place promptly following the receipt of all regulatory approvals referred to in Section 14 below and compliance with all pre-closing regulatory conditions. The date on which the Closing is held is the "Closing Date." If each party's conditions as set forth in this Agreement have been satisfied, including, without limitation, the receipt of all appropriate regulatory approvals, then the Closing Date shall be on such date as the parties mutually agree in writing but in any event no later than December 31, 1996. The Closing shall be held no later than 12:01 p.m. on the Closing Date at the offices of Pillsbury Madison & Sutro LLP, 235 Montgomery Street, San Francisco, California.

     8.    Post-Closing Adjustments.
           ------------------------

     (a) All amounts payable at the Closing shall be determined in accordance with a preliminary closing statement of accounts prepared by Tracy in substantially the form of Exhibit H hereto (the "Statement") based upon accounts and balances as of the banking day next preceding the Closing Date.

     (b) As soon as practicable after the Closing Date, but in no event later than thirty (30) days after the date thereof, Tracy shall deliver to Buyer a final statement of accounts and balances (the "Final Statement"). Subject to Buyer's right of indemnification pursuant to Section 4, the Final Statement shall become final and binding on Buyer and Tracy ten (10) days after its delivery to Buyer, unless Buyer gives written notice to Tracy of its disagreement with respect to any item included in such Statement. Tracy and Buyer shall use reasonable efforts to resolve the disagreement during the ten day period following receipt by Tracy of the notice. If the disagreement is not resolved during such ten day period, the parties agree to follow the procedures set forth in Section 31 to resolve such dispute and such Final Statement shall be modified by any such resolution, whereupon the Final Statement shall become final and binding. When the Final Statement becomes final and binding, Tracy shall pay Buyer or Buyer shall pay Tracy, as appropriate, the difference between the amount paid at the Closing and the amount calculated on the Final Statement, plus interest accrued from the Closing Date at the Federal Funds Rate as published in the Western Edition of the Wall Street Journal.

     9.   Conduct of Business Prior to Closing.  From the date hereof, and until
          ------------------------------------
the Closing Date, Tracy shall (w) conduct the business of the Branch Office in the ordinary and usual course following the same practices and standards, including, without limitation, collection practices, as they have been consistently applied since January 1, 1995, (x) not enter into any material transaction with respect to any of the Assets, Liabilities or Assumed Contracts or make any material commitment with respect to the Assets, Liabilities or Assumed Contracts except in the ordinary and usual course of business consistent with past practice, (y) promote the business of the Branch Office as vigorously as it promotes the business at its other branches and offices, provided that Tracy shall not be obligated to promote the business of the Branch Office through advertisements in the print or broadcast media in the service areas of the Branch Office, (z) use its best efforts to keep available its present employees at the Branch Office, and to preserve its relationships with customers at the Branch Office and others having business dealings with it. Tracy may institute a deposit retention bonus program on terms mutually acceptable to Tracy and Buyer. From the date hereof and until the earlier of the termination of this Agreement or the Closing Date, Tracy shall not, without the prior written consent of Buyer:

     (a) Permit the Branch Office to engage or participate in any material transaction or incur or sustain any material obligation except in the ordinary course of Branch business;

     (b) Increase or agree to increase the salary, remuneration or compensation of persons employed at the Branch Office (or make any material increase or decrease in the number of such persons, or transfer such persons to or from any branch) other than in accordance with Tracy's existing customary policies generally applicable to employees having similar rank or duties, or pay or agree to pay any uncommitted bonus to any such employees other than regular bonuses granted in the ordinary course of Tracy's business or retention bonuses specifically conditioned on the employee remaining employed at the Branch until the Closing Date (which retention bonuses will be paid by Tracy on the Closing Date);

     (c) Offer interest rates or terms on any category of deposits at the Branch Office which are not consistent with past practice except as may be deemed appropriate by Tracy in response to competitive developments;

     (d) Except in the ordinary course of business, or as contemplated herein, transfer to or from the Branch Office to or from any of Tracy's other operations or branches any Assets or Branch Deposits, except upon the request of a depositor or customer in the ordinary course of business or if such deposit is pledged as security for a loan or other obligation that is not an Account Loan;

     (e) Except in the ordinary course of business and in an immaterial aggregate amount, sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to transfer, assign, encumber or dispose of any of the Assets existing on the date hereof;

     (f) Except with the prior written consent of Buyer, sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or dispose (a "disposition") of any Account Loan;

     (g) Make or agree to make any material improvements to the Branch Office, except with respect to commitments for such made on or before the date of this Agreement and normal maintenance or refurbishing purchased or made in the ordinary course of business;

     (h)  File any application to relocate the Branch Office;

     (i) Enter into any commitment, agreement, understanding or other arrangements to transfer, assign, encumber or otherwise dispose of the Branch Office or the Lease;

     (j)  Terminate the operations of the Branch Office;

     (k) Amend in any material respect the Lease, any lease relating to Personal Property or Assumed Contracts except as permitted under Sections 1(n) and 5(v);

     (l) Except as permitted by this Section 9, take, or permit its Affiliates to take, any action (1) impairing Buyer's rights in any Deposit or Asset, (2) impairing in any way the ability of Buyer to collect upon any Account Loan (3) except in the ordinary course of servicing, waive any material right, whether in equity or at law, that it has with respect to any Account Loan or (4) that could otherwise have a material adverse effect on the business, condition, properties, earnings, assets or operations of the Branch Office.

     10.    Confidentiality, Nondisclosure and No Solicitation By Buyer.  Buyer
            -----------------------------------------------------------
shall hold in confidence all information, Records and Employment Records provided by Tracy to Buyer pursuant to the terms of this Agreement (collectively "Information"). In the event this Agreement is terminated for any reason: (a) Buyer shall return to Tracy all such Information, (b) Buyer shall not use or disclose any of the Information for any purpose, and (c) Buyer shall not solicit deposits from or extensions of credit to Tracy customers at the Branch Office other than as a part of a widespread general solicitation in which such customers are included only incidentally. This paragraph shall survive the expiration or termination of this Agreement.

     11.  Representations and Warranties.
          ------------------------------

     (a) Each party makes the following representations and warranties to the other party as the date of this Agreement, which representations and warranties shall continue to be true and correct as of the Closing Date:

          (1) it is not subject to any charter, by-law, indenture, mortgage, lien, lease (except for the requirement of the consents of the lessor under the Lease), agreement, instrument, order, judgment, decree or other restriction which would prevent, substantially inhibit or limit consummation of the transactions contemplated hereby;

          (2) it is a banking corporation, savings bank or corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and authorized to conduct business in California and to carry out the transactions contemplated by this Agreement;

          (3) this Agreement has been, and on the Closing Date all other documents to be delivered by such party pursuant hereto shall have been, duly authorized by all necessary corporate action (including shareholder action, to the extent legally required), executed and delivered by such party, and this Agreement is a valid and binding legal obligation of such party enforceable against such party in accordance with the terms hereof; and

          (4) such party will execute and deliver such documents as reasonably are necessary to effectuate the transactions contemplated hereby including but not limited to transfer tax affidavits and preliminary change of ownership statements, and will use its best efforts to perform its obligations hereunder.

     (b) Tracy hereby makes the following representations and warranties to Buyer as of the date hereof and as of the Closing Date:

          (1) each Account Loan acquired by Buyer pursuant to Subsection 1(a)(5) of this Agreement is a legal, valid and binding obligation of the borrower, and if it is secured by a Deposit, it is adequately secured by the related Deposit, has been originated and serviced in accordance with all applicable laws, regulations and orders and is authorized under applicable laws, regulations and orders to be transferred to Buyer as contemplated by this Agreement; and Tracy is not subject to, and Buyer will not be subject to, any liability for violations of any applicable law, regulation or order with respect to any such Account Loan arising out of actions or events occurring prior to the Closing Date. Tracy is the sole owner of each Account Loan, free and clear of all liens, claims, covenants, conditions, restrictions, security interests, charges, equities and encumbrances of every kind or nature (collectively "Encumbrances"), and has the exclusive right to transfer each such Account Loan to Buyer. If the Account Loan is secured by a Deposit, the principal and accrued interest on any Account Loan that is in material default is not in excess of the amount of the related Deposit securing such Account Loan.

          (2) Tracy has, or on the Closing Date will have, delivered to Buyer a true and complete copy of all Records. All the Deposits were originated, issued and remain in compliance with all applicable laws, orders and regulations.

          (3) Tracy has not provided collateral to any party for any Deposit at the Branch Office, and, to Tracy's knowledge, all Public Unit Accounts included in the Deposits are fully insured by the FDIC.

          (4) Tracy possesses a freely transferable interest in the Assets and the Deposits and has performed all necessary acts to validly transfer and assign to Buyer all of Tracy's interest in such items, free and clear or any mortgage, pledge, security interest, lien charge, or other encumbrance of any kind except as disclosed in writing to Buyer prior to the date hereof.

          (5)  Title to Assets.  Tracy has or will have at the Closing good
               ---------------
     and marketable title to or a valid leasehold interest in the Assets then being transferred, free and clear of all Encumbrances except nonmaterial financing leases. The Leasehold Improvements and furniture, fixtures and equipment including the Personal Property are in adequate working condition for the conduct of the business of the Branch Office as currently conducted by Tracy.

          (6)  Leases.  The Tracy Lease and each lease relating to Personal
               ------
     Property used in the Branch Office is the valid and binding obligation of each of the parties thereto except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' or landlords' rights generally and by the principles of equity and there does not exist with respect to Tracy's obligations thereunder, or, to Tracy's knowledge, with respect to the obligations of the lessor thereof, any material default, or event or condition which constitutes, or after notice or passage of time or both would constitute, a material default on the part of Tracy or the lessor under the Tracy Lease and each lease relating to Personal Property used in the Branch Office. The Tracy Lease and each lease relating to Personal Property used in the Branch Office is current and all rents, expenses and charges payable by Tracy have been paid or accrued pursuant to the terms thereof (except for any payments as to which the obligation to make such payment is being contested in good faith).

          (7)  Contracts and Defaults.  No event has occurred and remains
               ----------------------
     uncured which constitutes a material default or results in a right of acceleration, termination or any similar right by any party (or would, but for the passage of time or the giving of notice, constitute a material default or result in such a right of acceleration, termination or similar right) under any contract relating to the operation of the Branch Office or any other Assumed Contract except for those agreements that are terminable within sixty (60) days and without cost to Tracy involving an obligation of Tracy or the other party or parties thereto of less than $10,000 in any year (excluding for purposes of this Section 11 any Account Loans).

          (8)  Employee Benefits.  (i) All benefit plans (the "Plans") are
               -----------------
     as listed in the summary included as Exhibit I hereto. True and complete copies of all material documents relating to the Plans have been made available to Buyer. There are no other written employee benefit plans.

          (ii) All contributions required to be made under the terms of any Plan have been timely made when due.

          (9)  Litigation and Liabilities.  There are no actions, suits or
               --------------------------
     proceedings pending or, to the knowledge of Tracy, threatened against Tracy or any of its subsidiaries, violations of law or regulation, or obligations or liabilities, whether or not accrued, contingent or otherwise, or any facts or circumstances of which the management of Tracy is aware, including, without limitation, those relating to environmental and occupational safety and health matters, that could result in any claims against or obligations or liabilities of Tracy or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the business, condition, properties, earnings, assets or operations of the Branch Office or which could reasonably be expected to prevent, hinder or delay consummation of the transactions contemplated by this Agreement. To Tracy's knowledge, none of the Deposits is subject to any legal process, or to any Encumbrance, other than routine matters or encumbrances arising out of claims against depositors, such as account restrictions, claims of governmental authorities and debtor's attachments.

          (10)  Regulatory Matters.  There are no pending, or, to the
                ------------------
     knowledge of Tracy, threatened, disputes or controversies between Tracy and any federal, state or local governmental authority that, individually or in the aggregate, directly involve or reasonably could be expected to have a material adverse effect on the business, condition, properties, earnings, assets or operations of the Branch Office.

          (11)  Environmental Matters.  (i) For purposes of this Subsection
                ---------------------
     (b)(11), the following terms shall have the indicated meaning:

               "Business" means the business conducted at the Branch
          Office.

               "Environmental Law" shall have the meaning set forth in
          Section 2(d)(1) hereof.

               "Hazardous Substances" shall have the meaning set forth in Section 2(d)(1) hereof.

               "Property" means all of the premises subject to the Tracy Lease and all Personal Property.

          (ii) There are no pending or, to Tracy's knowledge threatened, claims, actions or proceedings against Tracy or any person relating to:

               (A) any asserted liability of Tracy or any prior owner, occupier or user of the Property under any Environmental Law or the terms and conditions of any permit, license, authority, settlement or other obligation arising under any Environmental Law;

               (B) the handling, storage, use or disposal of Hazardous Substances on or under or within the Property or transportation or removal of Hazardous Substances to or from the Property;

               (C) the actual or threatened discharge, release or emission of Hazardous Substances from, on or under or within the Property into the air, water, surface water, ground water, land surface or subsurface strata; or

               (D) any actual or asserted claims for personal injuries or damage to property related to or arising out of exposure to Hazardous Substances discharged, released or emitted from or into, or transported from or to, the Property.

          (iii) Tracy has kept and maintained the Property in compliance with, and has not caused or permitted the Property to be in violation of any Environmental Law. To the best knowledge of Tracy, no Hazardous Substances are present under, on or within the Property except in accordance with Environmental Laws, and there are no storage tanks underground or otherwise present on the Property or all such tanks comply with applicable law and all permits in respect thereof are in full force and effect.

          (iv) No Hazardous Substances have been, or have been threatened to be, discharged, released or emitted in to the air, water, surface water, ground water, land surface or subsurface strata or transported to or from the Property by Tracy except in accordance with Environmental Laws. All notifications in respect of such discharges, releases and emissions required by Environmental Laws have been made within the time limits prescribed by any applicable Environmental Laws and copies of all such notifications have previously been provided to Buyer.

          (v) To the best knowledge of Tracy, no part of the Property is listed as a site containing Hazardous Substances pursuant to any Environmental Law.

     For purposes of this Section 11(b)(11), "the best knowledge" and "the knowledge" of Tracy means information which is known to any executive officer or director of Tracy and all Branch Office employees of Tracy.

          (12)  IRAs and Keogh Plans.  Each type of IRA, and each type of
                --------------------
     Keogh plan offered by Tracy ("Prototype Plans"), and adopted by depositors of the Branch Office, is in substantial compliance with ERISA. Tracy shall deliver to Buyer within five (5) Business Days after the date hereof true, correct and complete copies of each Prototype Plan, a copy of the last IRS approval letter with respect to the form of Prototype Plans, and copies of all forms of IRA and Keogh agreements including any currently effective amendments.

          (13)  Absence of Certain Changes, Etc.  Since January 1, 1995,
                --------------------------------
     Tracy's business at the Branch Office has been conducted generally in, and there has not been any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any material adverse change in the financial condition, properties, business or results of operations of the Branch Office, or any development or combination of developments of which individually or in the aggregate, is reasonably likely to result in any such change or (ii) any material change by Tracy in accounting principles, practices or methods that would affect the items reflected in the Statement or the Final Statement, except as may be required by changes in applicable accounting principles consistently applied.

          (14)  Employment Matters.
                ------------------

          (i) Tracy is not a party to or bound by any collective bargaining contracts with respect to any employees at the Branch Office. There has not been, nor to Tracy's knowledge was there or is there threatened, any strike, slowdown, picketing, or work stoppage by a union or other group of employees against Tracy or the Branch Office, any material dispute regarding wages, hours, or conditions of employment, or any other labor trouble or other occurrence, event, or condition of a similar character. As of the date hereof, Tracy is not aware of any attempts to organize a collective bargaining unit to represent any employees of Tracy at the Branch Office.

          (ii) Tracy has made available to Buyer for review true, complete, and accurate copies or summaries of all pension, retirement, stock option, stock ownership, savings, and profit-sharing plans; and all employment, deferred compensation, consultant, bonus, group insurance, incentive, welfare, life insurance, death or survivor's benefit, health insurance, sickness, disability, medical surgical, hospital and vacation plans.

          (iii) Tracy is in material compliance with all federal, state, and local laws respecting employment, employment practices, termination of employment, terms and conditions of employment, and wages and hours at the Branch Office; Tracy is not a party to or the subject of any litigation or federal or state administrative proceeding or inquiry regarding any such matters relating to the Branch Office.

          (15)  Agreements with Regulatory Authorities.  Except as set
                --------------------------------------
     forth in the last sentence hereof, none of Tracy or any of its Affiliates is a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits nor has Tracy or any of its Affiliates been advised by any such regulatory authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case which order, decree, agreement, memorandum of understanding, commitment letter or submission (i) could reasonably be expected to prevent or impair the ability of Tracy to perform its obligations under this Agreement in any material respect or (ii) could impair the validity or consummation of this Agreement or the transactions contemplated hereby. Tracy is a party to a Supervisory Agreement with the Office of Thrift Supervision dated February 28, 1996 (the "OTS Agreement"); however, based on informal discussions between Tracy and the OTS on or prior to the date hereof, Tracy has no reason to believe that the OTS Agreement will be an impediment to obtaining the approval required pursuant to Section 14(a)(3) hereof.

          (16)  Compliance With Law.  Except with respect to immaterial
                -------------------
     violations of the OTS Agreement or as disclosed by Tracy in writing prior to the date hereof, the operation of the Branch Office is not in violation of any applicable law or ordinance, or of any applicable order, rule, or regulation of any governmental agency or body, and Tracy is not in default with respect to any order, writ, injunction, or decree of any court or under any order, license, regulation, or demand of any governmental agency with respect to such operation. The execution, delivery, and performance of this Agreement by Tracy will not result in any such violation or default and will not require any consent or approval of any person which has not been, or by the Closing Date will not have been, obtained.

          (17)  Compliance With the ADA.  The Branch Office is not in
                -----------------------
     default with respect to any order, writ, injunction, or decree of any court pertaining to the ADA or under any order, license, regulation, or demand of any governmental agency with respect to the same.

          (18)  Disclosure.  None of the information regarding the
                ----------
     Deposits, Assets, Liabilities and the Branch Office delivered to Buyer prior to the date hereof or pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

Except as expressly set forth in this Agreement, Tracy makes no other representations or warranties as to the Branch Office, the Liabilities, the Assets or other matters covered by this Agreement.

     (c) Buyer hereby makes the following representations and warranties to Seller as of the date hereof and as of the Closing Date:

          (1) its accounts are insured by the FDIC, there are no proceedings pending, or to the best knowledge of Buyer, threatened to terminate or suspend Buyer's deposit insurance and Buyer has no knowledge of any facts or circumstances which would give any person or entity the right to termi-nate or suspend Buyer's deposit insurance.

          (2) it is not a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits nor has Buyer been advised by any such regulatory authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case which order, decree, agreement, memorandum of understanding, commitment letter or submission (i) could reasonably be expected to prevent or impair the ability of Buyer to perform its obligations under this Agreement in any material respect or (ii) could impair the validity or consummation of this Agreement or the transactions contemplated hereby.

          (3)  Regulatory Matters.  There are no pending, or, to the knowledge
               ------------------
     of Buyer,threatened, disputes or controversies between Buyer and any federal, state or local governmental authority that, individually or in the aggregate, directly involve or reasonably could be expected to have a material adverse effect on the business, condition, properties, earnings, assets or operations of the Branch Office.

Except as expressly set forth in this Agreement, Buyer makes no other representations or warranties as to the Branch Office, the Liabilities, the Assets or other matters covered by this Agreement.

     (d)  Survival of Representations and Warranties.  The respective
          ------------------------------------------
representations and warranties of Tracy and Buyer herein shall survive the Closing through December 31, 1998.

     12.  Conditions to Obligations of Buyer.  The obligations of Buyer
          ----------------------------------
hereunder are subject to the satisfaction, on or before the Closing Date, of the following conditions:

     (a)  Corporate Approval.  The execution, delivery and performance of this
          ------------------
Agreement shall have been duly authorized and approved by all requisite corporate action of Tracy and Tracy's shareholders (to the extent legally required) prior to the Closing Date.

     (b)  Performance of Obligations.  Tracy shall have complied with and
          --------------------------
performed all of its obligations under this Agreement, and the representations and warranties of Tracy herein shall continue to be true and correct as of the Closing Date.

     (c)  Absence of Litigation.  No action or proceeding shall have been
          ---------------------
instituted or, to the knowledge of Tracy, threatened on or before the Closing Date pertaining to the transactions contemplated hereby or the result of which could be materially adverse to the operation by Buyer of the Branch Office.

     (d)  Lease.  The landlord shall have agreed to a new Lease with Buyer on
          -----
terms reasonably acceptable to Buyer, and the Tracy Lease shall have been terminated.

     (e)  Escrow Agreement.  The escrow agreement described in Section 1(o)
          ----------------
shall have been executed by Tracy.

     (f)  Material Adverse Changes.  Between the date of this Agreement and the
          ------------------------
Closing Date, there shall have occurred no material adverse change in the financial condition, operations, business or properties of the Branch Office.

     (g)  Delivery of Records of Closing.  On the Closing Date, Tracy shall
          ------------------------------
deliver to Buyer to the extent practicable, originals or copies of all the financial and operating records of Tracy pertaining to the Branch Office and all of the Records. For the purpose of this Subsection 12(g), Tracy shall be deemed to have delivered all Records maintained at the Branch Office by making such Records available to Buyer at the Branch Office.

     (h)  Consent of Third Parties.  Tracy shall have received and furnished to
          ------------------------
Buyer the consent of all persons whose consent is required for the transactions contemplated hereby to be lawful and in conformity with contractual provisions to which Tracy is bound.

     13.  Conditions to Obligations of Tracy.  The obligations of Tracy
          ----------------------------------
hereunder are subject to the satisfaction on or before the Closing Date of the following conditions:

     (a)  Corporate Approval.  The execution, delivery and performance of this
          ------------------
Agreement shall have been duly authorized and approved by all requisite corporate action of Buyer and Buyer's sole shareholder (to the extent legally required) prior to the Closing Date.

     (b)  Absence of Litigation.  No action or proceeding shall have been
          ---------------------
instituted or, to the knowledge of Buyer, threatened on or before the Closing Date pertaining to the transactions contemplated hereby.

     (c)  Performance of Obligations.  Buyer shall have complied with and
          --------------------------
performed all of its obligations under this Agreement and the representations and warranties of Buyer herein shall continue to be true and correct as of the Closing Date.

     (d)  Consent of Third Parties.  Tracy shall have received the consent of
          ------------------------
all persons whose consent is required for the transactions contemplated hereby to be lawful and in conformity with contractual provisions to which Tracy is bound.

     (e)  Escrow Agreement.  The escrow agreement described in Section 1(o)
          ----------------
shall have been executed by Buyer.

     14.  Conditions to Obligations of Both Parties.  The obligations of both
          -----------------------------------------
parties to this Agreement are subject to fulfillment on or before the Closing Date of each of the following conditions:

     (a)  Bank Regulatory Approvals.  The FDIC, OTS and the California State
          -------------------------
Banking Department (the "Regulatory Approvals"), as is appropriate, shall have approved:

          (1) Buyer's application to establish, maintain and operate a Branch Office at the location of the Branch Office;

          (2) Buyer's application to increase accounts of an insurable type as a result of the acquisition of the Branch Office; and

          (3) Tracy's application to transfer assets and deposit liabilities as a result of the transfer of the Assets and Deposits.

     (b)  Cooperation With Respect to Regulatory Approvals.  Tracy and the Buyer
          ------------------------------------------------
agree to cooperate with each other with respect to the Regulatory Approvals and each party agrees to file all necessary regulatory applications if at all possible within thirty (30) days of the date of this Agreement.

     (c)  Other Governmental Approvals.  Buyer and Tracy shall have received all
          ----------------------------
such additional governmental approvals, permissions and consents, if any, and given all required notices to government officials and all applicable waiting periods shall have elapsed without any objection from any such government offi-cials as may be necessary to validly effectuate this Agreement. Each of the parties hereto shall use its reasonable efforts to obtain and make, and will cooperate with the other party in obtaining and making, all of the foregoing approvals, consents, permissions and notices and to cause the satisfaction of all other conditions to its obligations as soon as possible.

     15.  Employees and Employee Related Matters.
          --------------------------------------

     (a) This Agreement is intended to result solely in the transfer of the Assets and the Liabilities associated with the Branch Office to Buyer in accordance with the terms of this Agreement. No transfer of employment of any employee, representative or agent of Tracy associated with the Branch Office or otherwise is intended by the parties. Buyer shall not be required or obligated under this Agreement to hire any employees of Tracy, and Tracy shall not make any representations express or implied to any of its employees regarding employment by Buyer. Tracy shall remain solely responsible for its employees, representatives and agents at the Branch Office, and agrees to indemnify Buyer against any and all claims, losses, costs and damages of any nature whatsoever, including, without limitation, court costs, costs of investigation, and attorney's fees, arising out of or relating in any way to any claims made by such employees, representatives or agents against Buyer, arising out of or relating in any way to their employment by, or service to, Tracy or their termination by Tracy.

     (b) Exhibit J sets forth a list of all persons employed by Tracy directly in connection with its savings-related business at the Branch Office as of the date hereof (each a "Savings Employee" and collectively the "Savings Employees"), including each Savings Employee's title and position. After notice to Tracy and Tracy's approval, which shall not be unreasonably withheld or delayed, Buyer may contact and interview any of the Savings Employees, inspect their personnel records (upon receipt of permission from the Savings Employee), and solicit them to become employees of Buyer as of the Closing Date. Tracy shall cooperate with and assist Buyer in the interview and evaluation process by providing access to or copies of such information, personnel records, and evaluations concerning the Savings Employees as Buyer may reasonably request, provided that the subject Savings Employee has consented thereto. No later than fifteen (15) days prior to the Closing Date, Buyer shall provide to Tracy a list of those Savings Employees whom Buyer at its sole option has elected to hire as its employees as of the Closing Date (the "Retained Employees").

     (c) Buyer shall have no obligation or liability to compensate any Retained Employees for benefits of any kind earned, accrued, promised, or provided to Retained Employees as employees of Tracy. Tracy shall pay, discharge and be responsible for (i) all salary and wages arising out of or relating to the employment of the Employees before the Closing Date and (ii) any employee benefits (including, but not limited to, accrued sick leave and vacation) arising under Tracy's employee benefit plans and employee programs prior to the Closing Date, including benefits with respect to claims incurred prior to the Closing Date but reported after the Closing Date. Claims are incurred as of the date the injury or illness occurred, notwithstanding when services are provided or disability payments are accrued.

     (d) For a period of twelve (12) months following the Closing Date, Seller shall not solicit any Retained Employee hired by Buyer as of the Closing Date to again become an employee of Tracy or any of its Affiliates.

     16.  Termination.  This Agreement shall terminate and be of no further
          -----------
force or effect as between the parties hereto, except as to liability for breach of any duty or obligation arising prior to the date of termination upon the occurrence of any of the following:

     (a) Upon the expiration of thirty (30) days after the FDIC or OTS or any other governmental agency shall have denied or refused to grant the approvals or consents required to be obtained pursuant to Section 14 of this Agreement, unless within such thirty (30) day period, Buyer and Tracy agree to submit or resubmit an application to, or appeal the decision of the regulatory authority which denied or refused to grant approval thereof;

     (b) Immediately upon the expiration of thirty (30) days from the date that either party hereto has given notice ("Notice of Default") to the other party hereto of such other party's material breach or misrepresentation of any condition, warranty, representation or covenant herein; provided, however, that no such termination shall take effect if within such thirty (30) day period the party so notified shall have corrected the grounds for termination as specified in the Notice of Default;

     (c) Upon the failure to consummate the transaction provided for herein by December 31, 1996 unless such date is extended by mutual written agreement of the parties;

     (d) The execution of a written termination agreement by each of the parties.

     Notwithstanding anything to the contrary contained in this Agreement, neither party hereto shall have the right to terminate this Agreement on account of its own breach or any immaterial breach by the other party.

     17.  Post-Closing Records.
          --------------------

     (a) For a period of five (5) years following the Closing Date, Buyer agrees that Tracy may have reasonable access at reasonable times to the records transferred to Buyer pursuant to this Agreement and to the records regarding Retained Employees employed by Buyer; provided, however, that: (1) Tracy shall only be entitled to such access if it reasonably and in good faith believes that such access is needed to help it defend, or to prepare to defend a threatened or pending lawsuit, claim or administrative proceeding, for audits by taxing or regulatory authorities, or for such other purposes as Tracy may reasonably determine; and (2) Tracy shall bear all expenses of producing and copying such records, including, without limitation, Buyer's personnel costs incurred in complying with Tracy's request for access to the records.

     (b) For a period of five (5) years following the Closing Date, Tracy agrees that (1) Buyer may have reasonable access at reasonable times to those Records and Employment Records pertaining to the Branch Office which are not maintained at the Branch Office and are not delivered at Closing pursuant to Subsection 12(g) of this Agreement concerning or relating to any Retained Employee of the Branch Office, (2) Tracy shall cooperate with Buyer regarding the research and review of such Records, and (3) Tracy shall permit Buyer to
reproduce such Records except Employment Records.   Buyer shall bear all
expenses of producing and copying such records, including, without limitation, Tracy's personnel costs incurred in complying with Buyer's request for access to the records.

     18.  Agreement Not to Solicit.  Tracy covenants that, for a period of three
          ------------------------
years after the Closing Date, neither Tracy nor any Affiliate of Tracy shall solicit any deposit from or extension of credit to any person who is a customer of the Branch Office at the Closing Date, other than as part of a widespread, general solicitation in which such customers or persons are included only incidentally and not by reason of their status as customers of the Branch Office or because they reside in close proximity to the Branch Office or other than solicitation of the extension of credit in the ordinary course of Tracy's business if such solicitation is not directed at customers of the Branch Office primarily by reason of their status as customers of the Branch Office or because they reside in close proximity to the Branch Office. This paragraph shall survive the expiration or termination of this Agreement. Tracy acknowledges that any breach of its obligations under this Section 18 may result in irreparable injury to Buyer, for which Buyer may not have an adequate remedy at law. In the event of any such breach, Buyer may, in its sole discretion and in addition to any other remedies available to it, bring an action or actions against Tracy for injunctive relief, specific performance or both, and have entered a temporary restraining order, preliminary or permanent injunction, or order compelling specific performance, and if successful, obtain reimbursement of its actual costs and attorneys' fees for bringing such action or actions.

     19.  Acquisition Proposals.  (a)  Until the earlier of termination of this
          ---------------------
Agreement, the Closing or January 1, 1997, Tracy agrees that neither it nor any of its Affiliates, officers and directors will, and Tracy will use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Affiliates) not to, solicit or initiate, directly or indirectly, negotiations or discussions with any person or entity other than Buyer or a representative thereof with respect to an acquisition of the Branch Office (an "Acquisition Proposal"), or engage in any negotiations concerning, or provide any non-public information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort to attempt to make or implement an Acquisition Proposal. Tracy will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to an Acquisi-tion Proposal.

     (b) Tracy shall not accept any offer from any third party regarding a merger or consolidation involving Tracy ("Merger Acquisition Proposal") or agree to any other transaction involving a change in control of Tracy unless such offer or other transaction is expressly conditioned upon the performance by Tracy or its successor-in-interest of Tracy's obligations under this Agreement. In the event Tracy or its successor-in-interest (deemed for purposes of this Section 19(b) to include a third party which consummates a Merger Acquisition Proposal or acquires control) fails to comply with the provisions of this
Section 19(b), Buyer shall be entitled to terminate this Agreement without any liability to Tracy or its successor-in-interest or any agent thereof pursuant to this Agreement. Upon such a termination by Buyer, Tracy or its successor-in-interest shall pay to Buyer, on demand, the sum of five percent (5%) of the deposit-based premium which would have been payable pursuant to
Section 1(b)(4) of the Agreement had the Closing Date taken place on the date of such termination plus Buyer's Expenses not to exceed $25,000. As used in this
Section 19 of the Agreement, "Expenses" shall include all reasonable out-of-pocket expenses (including all fees and expenses of attorneys, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by the party or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.

     (c) Buyer shall not accept any offer from any third party regarding a merger or consolidation involving Buyer or agree to any other transaction involving a change in control ("Buyer Acquisition Proposal") unless such offer or other transaction is expressly conditioned upon the performance by Buyer or its successor-in-interest of Buyer's obligations under this Agreement. In the event Buyer or its successor-in-interest (deemed for purposes of this Section 19(c) to include a third party which consummates a Buyer Acquisition Proposal or acquires control) fails to comply with the provisions of this Section 19(c), Tracy shall be entitled to terminate this Agreement without any liability to Buyer or its successor-in-interest or any agent thereof pursuant to this Agreement. Upon such a termination by Tracy, Buyer or its successor-in-interest shall pay to Tracy, on demand, the sum of five percent (5%) of the deposit-based premium which would be otherwise payable pursuant to Section 1(b)(4) of this Agreement had the Closing Date taken place on the date of such termination plus all of Tracy's Expenses not to exceed $25,000.

     20.  Expenses.  Except as expressly provided herein, each party hereto
          --------
shall pay its own expenses incurred in fulfilling its obligations under this Agreement.

     21.  Indemnification Procedures.
          --------------------------

     (a) To exercise its indemnification rights under Section 4 as the result of the assertion against it of any claim or potential liability or loss for which indemnification is provided, the indemnified party shall promptly notify the indemnifying party of the assertion of such claim, discovery of any such potential liability or loss or the commencement of any action or proceeding in respect of which indemnity may be sought hereunder (including, with respect to claims arising from a breach of representation or warranty made in Section 11, the commencement of an audit, administrative investigation or judicial proceeding by any governmental authority). The parties agree that so long as an original claim for indemnification is provided within the applicable time periods set forth above, any losses which may be subsequently incurred arising from such claim shall be the responsibility of the indemnifying party. The indemnified party shall advise the indemnifying party of all facts relating to such assertion within the knowledge of the indemnified party, and shall afford the indemnifying party the opportunity, at the indemnifying party's sole cost and expense, to defend against such claims for liability. The indemnifying party shall notify the indemnified party within thirty (30) days of receipt of a notice of claim and all facts then available to the indemnified party, whether it shall assume the defense of such claim (unless a shorter response period is required under the circumstances). If the defense of a claim is assumed by the indemnifying party, the indemnified party shall be consulted and kept fully informed with regard to the progress of such claim. The indemnified party shall cooperate with the indemnifying party in connection with such claim. In any such action or proceeding, the indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (1) the indemnifying party and the indemnified party mutually agree to the retention of such counsel, (2) the named parties to any such suit, action, or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party, and in the reasonable judgment of the indemnified party, representation of the indemnifying party and the indemnified party by the same counsel would be inadvisable due to actual or potential differing or conflicts of interests between them, or (3) an indemnifying party has failed to promptly assume or diligently prosecute or defend the claim.

     (b)  In the event of an actual or potential conflict as provided in clause
(2) of the last sentence of Subsection 21(a), or in the event of the indemnifying party's failure to assume or diligently handle a claim as provided in clause (3) of the last sentence of Subsection 21(a) above, the indemnified party shall have the right to settle or compromise any claim or liability on reasonable terms subject to indemnification under this Section and to be indemnified from and against all losses resulting therefrom, provided that the amount of any such settlement is reasonable and less than fifty thousand dollars ($50,000). If any proposed settlement (whether or not arising in circumstances covered by clauses (2) or (3) of the last sentence of Subsection 21(a) above) is for fifty thousand dollars ($50,000) or more, an indemnifying party shall not be liable under Subsection 21(a) above for any settlement effected without its consent, which will not be unreasonably withheld, of any claim or liability or proceeding for which indemnity may be sought hereunder.

     22.  Use of Name.  Nothing in this Agreement shall authorize Buyer to use
          -----------
Tracy's name, logo or identification and/or any of Tracy's trade names, including but not limited to Supersaver, Exclusive Club, Independence Checking or We Want Your Checking, in connection with Buyer's business. Nothing in this Agreement shall authorize Tracy to use Buyer's name, logo or identification in connection with Tracy's business.

     23.  Notices.  Any notice or other communication required or permitted
          -------
hereunder shall be sufficiently given if delivered in person or if sent by registered or certified mail, postage prepaid, addressed as follows:

     If to Tracy:        Tracy Federal Bank, F.S.B.
                              1003 Central Avenue
                              Tracy, CA 95378-0389
                              Attn:  Mr. Thomas Schwartzburg
                                       Chairman of the Board

     with a copy to:     McCutchen Doyle Brown & Enerson
                              Three Embarcadero Center
                              San Francisco, CA 94111
                              Attn:  James M. Rockett, Esq.

     If to Buyer:        Continental Pacific Bank
                              555 Mason Street, Suite 200
                              Vacaville, CA 95688
                              Attn:  Mr. Walter O. Sunderman
                                       Chief Executive Officer

     with a copy to:     Pillsbury Madison & Sutro LLP
                              235 Montgomery Street
                              San Francisco, CA 94104
                              Attn:  Jonathan D. Joseph, Esq.

or such other address as shall be furnished in writing by either party, and such notice or communication shall be deemed to have been given as of three (3) days after the date so mailed, or if delivered in person, on the date so delivered.

     24.  Brokers.  Tracy has employed Smith & Crowley, Inc. as its broker in
          -------
this transaction and has agreed to pay a commission to Smith & Crowley, Inc. pursuant to a separate written agreement between Tracy and Smith & Crowley, Inc. Tracy warrants that it has employed no other broker or agent in connection with the negotiation of this transaction and it knows of no other broker or agent who is entitled to a commission in connection with this transaction. In addition to its other indemnification obligations hereunder, Tracy agrees to indemnify Buyer and hold Buyer harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including reasonable attorneys' fees) with respect to any commission or equivalent compensation alleged to be owing on account of Tracy's dealings with any broker or agent other than Smith & Crowley, Inc.

     Buyer has employed Hovde Financial, Inc. as its broker in this transaction and has agreed to pay a commission to Hovde Financial, Inc. pursuant to a separate written agreement between Buyer and Hovde Financial, Inc. Buyer warrants that it has employed no other broker or agent in connection with the negotiation of this transaction and it knows of no other broker or agent who is entitled to a commission in connection with this transaction. Buyer agrees to indemnify Tracy and hold Tracy harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including reasonable attorneys' fees) with respect to any commission or equivalent compensation alleged to be owing on account of Buyer's dealings with any broker or agent other than Hovde Financial, Inc.

     25.  Modification, Waivers, Readings.  This Agreement constitutes the
          -------------------------------
entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous oral and written communications, representations, warranties, agreements and understandings of the parties in connection therewith not referred to in this Agreement. No modification or termination of this Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement (whether or not similar), nor shall any other waiver constitute a continuing waiver. Section and subsection headings are not to be considered part of this Agreement, are for convenience of reference only, and are not intended to be full or accurate descriptions of the contents of any sections or subsections.

     26.  Successors and Assigns.  All of the terms and provisions of this
          ----------------------
Agreement shall be binding upon and inure to the benefit of the parties and their respective transferees, successors and assigns, but this Agreement may not be assigned by either party without the written consent of the other.

     27.  Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, all of which taken together shall be deemed to constitute one instrument.

     28.  Governing Law.  This Agreement is being delivered and is intended to
          -------------
be performed in the State of California (excluding its choice of law rules) and shall be construed and enforced in accordance with the laws of such state and federal law to the extent it is applicable.

     29.  Time is of the Essence.  Time is of the essence with respect to each
          ----------------------
and every provision of this Agreement.

     30.  Third Parties.  This Agreement is for the exclusive benefit of the
          -------------
parties hereto and their permitted successors and assigns. No benefit is intended to be conferred upon any other person whatsoever.

     31.  Arbitration.
          -----------

     (a) Subject to Buyer's absolute right to seek injunctive relief or specific performance, or both, pursuant to Section 18 hereof, any controversy or claim between Buyer and Tracy arising out of or relating to this Agreement or any agreements or instruments relating hereto or delivered in connection herewith, including but not limited to a claim based on or arising from an alleged tort, will at the request of any party be determined by arbitration.
The arbitration shall be conducted in accordance with the United

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

States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association. The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). The award rendered by the arbitrator(s) shall set forth findings of the facts and conclusions of law and shall be final, and the judgment may be entered in any court having jurisdiction thereof. A failure by the arbitrator(s) to make findings of fact and conclusions of law shall be grounds for overturning the award. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver or the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

     (b) In any arbitration proceeding, the arbitrator(s) is (are) authorized to apportion costs and expenses, including investigation, legal and other expense, which will include, if applicable, a reasonable estimate of allocated costs and expense or in-house legal counsel and legal staff. Such costs and expenses are to be awarded only after the conclusion of the arbitration and will not be advanced during the course of such arbitration.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

                                     TRACY FEDERAL BANK, F.S.B.



                                     By /s/ J. Thomas Byrom

                                        Its President, Chief Operating Officer
                                        and Chief Financial Officer


                                     CONTINENTAL PACIFIC BANK



                                     By /s/ Walter O. Sunderman

                                        Its Chief Executive Officer


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